EXHIBIT 99.1

AMN HEALTHCARE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Quarterly revenue of $818 million;

GAAP EPS of $0.33 and adjusted EPS of $1.32

DALLAS – (February 15, 2024) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its fourth quarter and full year 2023 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q4 2023	% Change Q4 2022	Full Year 2023	% Change Full Year 2022
Revenue	$818.3	(27%)	$3,789.3	(28%)
Gross profit	$260.9	(30%)	$1,249.6	(27%)
Net income	$12.5	(85%)	$210.7	(53%)
Diluted EPS	$0.33	(83%)	$5.36	(46%)
Adjusted diluted EPS*	$1.32	(47%)	$8.21	(31%)
Adjusted EBITDA*	$104.0	(40%)	$579.1	(32%)

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

2023 & Recent Highlights

•	AMN worked through the largest cyclical reset in industry history in 2023 while also accelerating innovation and building a stronger position in technology-enabled total talent solutions.
•	We achieved our most transformative year for our technology, both in platforms that support corporate operations and those dedicated to our clients and healthcare professionals.
•	In Q4, we continued the tech momentum with Market Insights and Analytics for ShiftWise Flex vendor management, powered by our robust dataset, plus the first mobile apps for ShiftWise Flex and Smart Square scheduling, and AI-empowered self-service in AMN Passport for healthcare professionals.
•	Our One AMN branding and an integrated go-to-market platform and experience are adding momentum to our sales pipeline while also bringing candidate traffic and applicants that exceeded our expectations. In the quarter, we signed our largest MSP client win since 2019.

1

•	Q4 2023 financial results were consistent with our expectations, with strength in language services and our organic locum tenens business.
•	Our MSDR acquisition brings our annualized revenue run rate in locum tenens to more than $600 million.
•	AMN was named one of America's Greatest Workplaces for Diversity by Newsweek, recognizing our commitment to inclusion and our values-based culture.

"Our healthcare professionals and corporate team members were resilient in 2023, working through the largest cyclical reset of staffing demand in industry history," said Cary Grace, AMN President and Chief Executive Officer. "While partnering with clients to help them rebuild sustainable workforces, our team simultaneously accelerated innovation, enabling AMN to enter this year better positioned to deliver the technology-centric total talent solutions that healthcare needs now.

"We invested heavily in our growth opportunities with more than $100 million of capex while rigorously managing financial discipline in operations," Ms. Grace added. "We are consolidating our businesses under our One AMN branding and platform initiative and building a unified, client-centric sales and service organization. Our service lines are infused with new technology that speeds our operations, better integrates us with clients, and delivers powerful mobile tools that give clients and healthcare professionals more control and flexibility. Further, we strengthened our capabilities in locum tenens with the acquisition of MSDR. These accomplishments were enabled by our strong cash flow, the talent and passion of our team members, the uniquely strong AMN culture, and a commitment to performing for our stakeholders."

Fourth Quarter 2023 Results

Consolidated revenue for the quarter was $818 million, a 27% decrease over prior year and 4% lower than prior quarter. Net income was $12 million (1.5% of revenue), or $0.33 per diluted share, compared with $82 million (7.3% of revenue), or $1.88 per diluted share, in the same quarter last year. Adjusted diluted EPS was $1.32 compared with $2.48 in the year-ago quarter.

2

Revenue for the Nurse and Allied Solutions segment was $538 million, lower by 35% year over year and down 6% sequentially. Travel Nurse revenue was down 40% year over year and 8% sequentially. Allied division revenue declined 16% year over year and 2% versus prior quarter.

The Physician and Leadership Solutions segment reported revenue of $168 million, flat year over year and up 5% sequentially. Organic locum tenens revenue grew 7% year over year and was down 2% versus the prior quarter. Interim leadership revenue was down 35% year over year and 5% sequentially. Search revenue was lower by 20% year over year and 6% quarter over quarter. The MSDR acquisition closed in late November and contributed revenue of $13 million for the quarter.

Technology and Workforce Solutions segment revenue was $113 million reflecting a decrease of 16% year over year and 7% sequentially. Language services revenue was $68 million in the quarter, up 18% year over year and 3% compared with the prior quarter. Vendor management systems revenue was $31 million, 45% lower year over year and down 20% sequentially.

Consolidated gross margin was 31.9%, lower by 140 basis points year over year and lower by 200 basis points sequentially. The year-over-year decline in gross margin was primarily driven by lower margin in Nurse and Allied Solutions and lower VMS revenue. On a sequential basis, gross margin decreased due to the same factors and benefits in the third quarter gross margin that did not recur in the fourth quarter.

SG&A expenses were $185 million or 22.7% of revenue, compared with $219 million, or 19.5% of revenue, in the same quarter last year. SG&A was $163 million, or 19.1% of revenue, in the previous quarter. The year-over-year decrease in SG&A costs was primarily due to lower employee expenses given lower revenue. The quarter-over-quarter increase was driven primarily by increased acquisition, integration and other costs, including MSDR acquisition costs, and the absence of favorable items included in the third quarter results.

3

Income from operations was $34 million, or 4.2% of revenue, compared with $119 million, or 10.6% of revenue, in the same quarter last year. Adjusted EBITDA was $104 million, with a year-over-year decrease of 40%. Adjusted EBITDA margin was 12.7%, lower by 280 basis points year over year and a decrease of 300 basis points sequentially.

Full Year 2023 Results

Full year 2023 consolidated revenue was $3.789 billion, a 28% decrease from prior year. Full year net income was $211 million (5.6% of revenue), or $5.36 per diluted share, compared with $444 million (8.5% of revenue), or $9.90 per diluted share, in the prior year. Adjusted diluted EPS was $8.21 compared with $11.90 in 2022.

Nurse and Allied Solutions segment revenue was $2.625 billion, a year-over-year decrease of 34%. The Physician and Leadership Solutions segment recorded revenue of $670 million, 4% lower compared with the prior year. Technology and Workforce Solutions segment revenue was $495 million, 12% lower year over year.

Full year consolidated gross margin was 33.0% compared with 32.7% for the prior year. The slight increase in gross margin year over year is primarily attributable to a favorable revenue mix shift and higher margin in Nurse and Allied Solutions, partially offset by lower margin in Technology and Workforce Solutions.

Full year consolidated SG&A expenses were $756 million, representing 20.0% of revenue as compared to $937 million, representing 17.9% of revenue, for the prior year. The year-over-year decrease in SG&A expenses was primarily due to lower employee compensation and benefits.

Full year income from operations was $338 million, or 8.9% of revenue, compared with $647 million, or 12.3% of revenue, in the prior year. Adjusted EBITDA was $579 million, a year-over-year decrease of 32%. Adjusted EBITDA margin was 15.3%, 80 basis points lower year over year.

4

At December 31, 2023, cash and cash equivalents totaled $33 million. Cash flow from operations was a use of $41 million for the quarter. Cash flow from operations for the full year was $372 million. Capital expenditures were $30 million in the quarter and $104 million for the year. The Company ended the year with total debt outstanding of $1,310 million and a net leverage ratio of 2.2 to 1.

5

First Quarter 2024 Outlook

Metric	Guidance*
Consolidated revenue	$810 - $830 million
Gross margin	31.0% - 31.5%
SG&A as percentage of revenue	21.0% - 21.5%
Operating margin	4.2% - 4.9%
Adjusted EBITDA margin	11.2% - 11.7%

*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Consolidated revenue in the first quarter of 2024 is projected to be 26-28% lower than the year-ago period. Nurse and Allied Solutions segment revenue is expected to be down 36-38% below prior year. We expect Physician and Leadership Solutions segment revenue in the first quarter to be 11-14% higher year over year. Technology and Workforce Solutions segment revenue is projected to be down 18-20% year over year.

Other first quarter estimates include depreciation expense of $17 million, depreciation in cost of services of $2 million, non-cash amortization expense of $25 million, stock-based compensation expense of $7 million, interest expense of $16 million, integration and other expenses of $6 million, an adjusted tax rate of 30%, and 38.2 million weighted average diluted shares.

6

Conference Call on February 15, 2024

AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare, will host a conference call to discuss its fourth quarter and full year 2023 financial results and first quarter 2024 outlook on Thursday, February 15, 2024, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through this webcast link, which also will be available at AMN Healthcare’s investor relations website. Interested parties may participate live via telephone by registering at this conference call link. Please follow the link and register with a valid e-mail address. A PIN will be provided to you with dial-in instructions. If you lose track of these details, please re-register at the conference call link above.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the United States. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, direct higher and retained search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools, and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

7

Non-GAAP Measures

This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance.  A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results/default.aspx. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning

8

our capital deployment strategy, the potential for acquisitions or stock repurchases, healthcare utilization, the duration and severity of the labor shortage, and the demand and supply imbalance of healthcare professionals, our position in technology-enabled total talent solutions, our ability to offer attractive work opportunities, our ability to develop new technology that will speed our operations, better integrate us with clients, or deliver tools that give clients and healthcare professionals more control and flexibility, our branding initiatives and their ability to add momentum to our sales pipeline and/or increase candidate traffic and applications, our ability to integrate MSDR and the results of such acquisition and integration, demand for our services, and our outlook for 2024 consolidated revenue, gross margin, SG&A expenses as a percentage of revenue, operating margin, adjusted EBITDA margin, first quarter year-over-year revenue performance for each of our Nurse and Allied, Physician and Leadership, and Technology and Workforce Solutions reporting segments, depreciation expense, stock-based compensation expense, interest expense, integration and other expenses, adjusted tax rate, amortization expense and weighted average diluted shares. In addition, the financial results set forth in this press release reflect the Company's current preliminary financial results prior to completion of the Company's audit process and are subject to change. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements as a result of a variety of factors, including consummating and incorporating acquisitions into our business, complying with extensive federal and state regulations related to the conduct of our operations, and continuing to recruit and retain sufficient quality healthcare professionals at reasonable costs.

The targets and expectations noted in this release depend upon, among other factors, (i) the magnitude and duration of the effects of the COVID-19 pandemic on demand trends, our business, its financial condition and our results of operations, (ii) the duration of the period that hospitals and other healthcare entities decrease their utilization of temporary employees, physicians, leaders and other workforce technology applications as a result of the suspension of

9

or restrictions placed on non-essential and elective healthcare as a result of the COVID-19 pandemic, (iii) the duration of the period that individuals may continue to forego non-essential and elective healthcare as “safer at home” restrictions and recommendations lift, (iv) the extent to which the extent and duration challenging economic times will cause an increase in under- and uninsured patients and a corresponding reduction in overall healthcare utilization and demand for our services, (v) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (vi) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs, (vii) our ability to manage the pricing impact that the COVID-19 pandemic and consolidation of healthcare delivery organizations may have on our business, (viii) the extent to which challenging economic times will have on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered, (ix) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs (x) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (xiii) our ability to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, and (xi) our ability to consummate and effectively incorporate acquisitions into our business.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to “Risk Factors” under Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2022, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Senior Director, Investor Relations

866.861.3229

10

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2023	2022	2023	2023	2022
Revenue	$818,269	$1,125,511	$853,463	$3,789,254	$5,243,242
Cost of revenue	557,321	750,258	563,957	2,539,673	3,526,558
Gross profit	260,948	375,253	289,506	1,249,581	1,716,684
Gross margin	31.9%	33.3%	33.9%	33.0%	32.7%
Operating expenses:
Selling, general and administrative (SG&A)	185,463	219,148	163,405	756,238	936,576
SG&A as a % of revenue	22.7%	19.5%	19.1%	20.0%	17.9%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	41,315	36,838	39,175	154,914	133,007
Total operating expenses	226,778	255,986	202,580	911,152	1,069,583
Income from operations	34,170	119,267	86,926	338,429	647,101
Operating margin (1)	4.2%	10.6%	10.2%	8.9%	12.3%

Interest expense, net, and other (2)	20,165	11,768	11,541	54,140	40,398

Income before income taxes	14,005	107,499	75,385	284,289	606,703

Income tax expense	1,516	25,702	22,211	73,610	162,653
Net income	$12,489	$81,797	$53,174	$210,679	$444,050
Net income as a % of revenue	1.5%	7.3%	6.2%	5.6%	8.5%

Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, net, and other	187	150	133	516	(644)
Other comprehensive income (loss)	187	150	133	516	(644)

Comprehensive income	$12,676	$81,947	$53,307	$211,195	$443,406

Net income per common share
Basic	$0.33	$1.89	$1.39	$5.38	$9.96
Diluted	$0.33	$1.88	$1.39	$5.36	$9.90
Weighted average common shares outstanding:
Basic	38,063	43,211	38,147	39,173	44,591
Diluted	38,167	43,470	38,325	39,341	44,870

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31, 2023	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$32,935	$29,377	$64,524
Accounts receivable, net	623,488	565,724	675,650
Accounts receivable, subcontractor	117,703	175,976	268,726
Prepaid and other current assets	67,559	60,043	84,745
Total current assets	841,685	831,120	1,093,645
Restricted cash, cash equivalents and investments	68,845	69,995	61,218
Fixed assets, net	191,385	187,557	149,276
Other assets	236,796	220,512	172,016
Goodwill	1,111,549	935,779	935,364
Intangible assets, net	474,134	409,803	476,832
Total assets	$2,924,394	$2,654,766	$2,888,351

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$343,847	$362,907	$476,452
Accrued compensation and benefits	278,536	263,697	333,244
Other current liabilities	33,738	80,522	48,237
Total current liabilities	656,121	707,126	857,933

Revolving credit facility	460,000	95,000	—
Notes payable, net	844,688	844,393	843,505
Deferred income taxes, net	23,350	31,296	22,713
Other long-term liabilities	108,979	159,782	120,566
Total liabilities	2,093,138	1,837,597	1,844,717

Commitments and contingencies

Stockholders’ equity:	831,256	817,169	1,043,634

Total liabilities and stockholders’ equity	$2,924,394	$2,654,766	$2,888,351

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2023	2022	2023	2023	2022

Net cash provided by (used in) operating activities	$(41,130)	$115,328	$172,194	$372,165	$653,733
Net cash used in investing activities	(323,731)	(22,643)	(33,903)	(412,493)	(170,710)
Net cash provided by (used in) financing activities	363,495	(176,342)	(105,022)	10,729	(591,865)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,366)	(83,657)	33,269	(29,599)	(108,842)
Cash, cash equivalents and restricted cash at beginning of period	109,639	221,529	76,370	137,872	246,714
Cash, cash equivalents and restricted cash at end of period	$108,273	$137,872	$109,639	$108,273	$137,872

AMN Healthcare Services, Inc.

Non-GAAP Reconciliation Tables

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2023	2022	2023	2023	2022
Reconciliation of Non-GAAP Items:

Net income	$12,489	$81,797	$53,174	$210,679	$444,050
Income tax expense	1,516	25,702	22,211	73,610	162,653
Income before income taxes	14,005	107,499	75,385	284,289	606,703
Interest expense, net, and other (2)	20,165	11,768	11,541	54,140	40,398
Income from operations	34,170	119,267	86,926	338,429	647,101
Depreciation and amortization	41,315	36,838	39,175	154,914	133,007
Depreciation (included in cost of revenue) (3)	1,817	1,186	1,552	6,013	4,104
Share-based compensation	2,578	5,396	306	18,020	30,066
Acquisition, integration, and other costs (4)	24,124	11,877	5,771	40,740	32,409
Legal settlement accrual changes (5)	—	—	—	21,000	—
Adjusted EBITDA (6)	$104,004	$174,564	$133,730	$579,116	$846,687

Adjusted EBITDA margin (7)	12.7%	15.5%	15.7%	15.3%	16.1%

Net income	$12,489	$81,797	$53,174	$210,679	$444,050
Adjustments:
Amortization of intangible assets	23,416	22,235	22,563	89,756	83,078
Acquisition, integration, and other costs (4)	24,124	11,877	5,771	40,740	32,409
Legal settlement accrual changes (5)	—	—	—	21,000	—
Fair value changes of equity investments and instruments (2)	6,701	3,429	—	6,701	3,429
Cumulative effect of change in accounting principle (8)	—	—	—	2,974	—
Tax effect on above adjustments	(14,103)	(9,761)	(7,367)	(41,905)	(30,918)
Tax effect of COLI fair value changes (9)	(3,446)	(1,823)	1,227	(5,770)	4,665
Excess tax deficiencies (benefits) related to equity awards (10)	1,174	(139)	134	(1,172)	(2,971)
Adjusted net income (11)	$50,355	$107,615	$75,502	$323,003	$533,742

GAAP diluted net income per share (EPS)	$0.33	$1.88	$1.39	$5.36	$9.90
Adjustments	0.99	0.60	0.58	2.85	2.00
Adjusted diluted EPS (12)	$1.32	$2.48	$1.97	$8.21	$11.90

AMN Healthcare Services, Inc.

Supplemental Segment Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2023	2022	2023	2023	2022
Revenue
Nurse and allied solutions	$537,588	$824,619	$573,426	$2,624,509	$3,982,453
Physician and leadership solutions	168,161	167,591	159,554	669,701	697,946
Technology and workforce solutions	112,520	133,301	120,483	495,044	562,843
	$818,269	$1,125,511	$853,463	$3,789,254	$5,243,242

Segment operating income (13)
Nurse and allied solutions	$62,838	$105,085	$82,882	$362,158	$576,226
Physician and leadership solutions	21,801	28,051	21,609	94,966	92,331
Technology and workforce solutions	41,439	66,864	50,664	214,736	299,390
	126,078	200,000	155,155	671,860	967,947
Unallocated corporate overhead (14)	22,074	25,436	21,425	92,744	121,260
Adjusted EBITDA (6)	$104,004	$174,564	$133,730	$579,116	$846,687

Gross Margin
Nurse and allied solutions	25.5%	26.6%	27.5%	26.4%	26.3%
Physician and leadership solutions	33.3%	35.0%	33.4%	34.3%	34.5%
Technology and workforce solutions	60.5%	73.3%	65.0%	66.2%	76.0%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (15)	11,869	15,183	11,990	13,144	15,859

Physician and leadership solutions
Days filled (16)	49,645	45,801	45,981	192,502	196,351
Revenue per day filled (17)	$2,491	$2,259	$2,447	$2,415	$2,180

	December 31,		September 30,
	2023	2022	2023
Leverage ratio (18)	2.2	1.0	1.4

AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosures

Reconciliation of Guidance Operating Margin to

Guidance Adjusted EBITDA Margin

(unaudited)

	Three Months Ended
	March 31, 2024
	Low(19)	High(19)

Operating margin	4.2%	4.9%
Depreciation and amortization (total)	5.4%	5.3%
EBITDA margin	9.6%	10.2%
Share-based compensation	0.9%	0.8%
Acquisition, integration, and other costs	0.7%	0.7%
Adjusted EBITDA margin	11.2%	11.7%

(1)	Operating margin represents income from operations divided by revenue.
(2)	Changes in the fair value of equity investments and instruments are recognized in interest expense, net, and other. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculation of adjusted net income and adjusted diluted EPS.
(3)	A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)	Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses and other costs associated with exit or disposal activities, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and twelve months ended December 31, 2023, acquisition and integration costs were approximately $10.4 million and $13.7 million, respectively, expenses related to the closures of certain office leases were approximately $1.1 million and $4.8 million, respectively, certain legal expenses were approximately $(0.1) million and $2.1 million, respectively, restructuring expenses and other costs associated with exit or disposal activities were approximately $10.2 million and $13.9 million, respectively, and other nonrecurring expenses were approximately $2.5 million and $3.7 million, respectively. Additionally, acquisition, integration, and other costs for the twelve month ended December 31, 2023 included increases in contingent consideration liabilities for recently acquired companies of approximately $2.4 million. For the three and twelve months ended December 31, 2022, acquisition and integration costs were approximately $1.4 million and $4.4 million, respectively, expenses related to the closures of certain office leases were approximately $2.6 million and $15.3 million, respectively, certain legal expenses were approximately $9.0 million and $13.8 million, respectively, and other nonrecurring expenses were approximately $0.6 million and $1.8 million, respectively. Additionally, the aforementioned costs for the three and twelve months ended December 31, 2022 were partially offset by net decreases in contingent consideration liabilities for recently acquired companies of approximately $1.7 million and $2.9 million, respectively.
(5)	During the three months ended June 30, 2023, the Company recorded an increase to its legal accrual for a wage and hour claim in connection with reaching an agreement to settle the matter in its entirety. Since the settlement is largely unrelated to the Company’s operating performance for the year ended December 31, 2023, we excluded its impact in the calculations of adjusted EBITDA, adjusted net income, and adjusted diluted EPS.
(6)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, certain legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(7)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(8)	As a result of a change in accounting principle on January 1, 2023 related to forfeitures of share-based awards, the Company recognized the cumulative effect of the change in share-based compensation expense during the three months ended March 31, 2023. The cumulative effect of the change in accounting principle is immaterial to prior periods and, therefore, was recognized in the current period. Since the cumulative effect is unrelated to the Company’s operating performance for the year ended December 31, 2023, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)	The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(10)	The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation and the Company’s future stock price on the date awards vest in relation to the fair value of the awards on the grant date. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.

(11)	Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) certain legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, (H) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (I) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.
(12)	Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(13)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation.
(14)	Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs and legal settlement accrual changes.
(15)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(16)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(17)	Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(18)	Leverage ratio represents the ratio of the Company’s debt outstanding (including the outstanding letters of credit collateralized by the senior credit facility) minus cash and cash equivalents at the end of the subject period to adjusted EBITDA for the twelve-month period ended at the end of the subject period.
(19)	Guidance percentage metrics are approximate.